EXECUTIVE EMPLOYMENT AGREEMENT

Dated as of June 22, 2017

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated as of the date first set forth above (the “Effective Date”) is entered into by and between Life Clips, Inc., a Wyoming corporation (the “Company”), and Donald Su Yo Ruan, a citizen of the Republic of China (the “Executive”). The Company and the Executive may collectively be referred to as the “Parties” and each individually as a “Party.”

WHEREAS, the Company desires to employ the Executive as President of Asia Operations and its Chairman of the Board of the Company and the Executive desires to serve in such capacity on behalf of the Company subject to the terms and conditions herein;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Employment.

(a)	Term. The term of this Agreement (the “Initial Term”) shall begin as of the Effective Date and shall end on the earlier of (i) the second anniversary of the Effective Date and (ii) the time of the termination of the Executive’s employment in accordance with Section 3 herein. This Initial Term and any Renewal Term (as defined below) shall automatically be extended for one or more additional terms of one (1) year each (each a “Renewal Term” and together with the Initial Term, the “Term”), unless either the Company or Executive provide notice to the other Party of their desire not to renew the Initial Term or Renewal Term as applicable at lease thirty (30) days prior to the expiration of the then current Initial Term or Renewal Term as applicable. Notwithstanding anything herein to the contrary, however, this Agreement is not terminable at will.

(b)	Duties. The Company hereby appoints Executive, and Executive shall serve, as President/CEO of Asia Operations of the Company reporting to the CEO of the Company and as Chairman of the Board of the Company. The Executive shall have such duties and responsibilities as are consistent with Executive’s position. In addition, the Executive shall perform all other duties and accept all other responsibilities incident to such position as may reasonably assigned to Executive by the Board.

(c)	Chairman of the Board. Executive shall be named as Chairman of the Board of the Company upon the Effective Date and being duly elected and shall have the right to serve as Chairman of the Board of the Company during the Term and each renewal term.

(d)	Best Efforts. During the Term, the Executive shall devote Executive’s best efforts, and attention to promote the business and affairs of the Company and its affiliated companies, and shall be engaged in other business activities only to the extent that such activities are not competitive with the Company and do not interfere or conflict with Executive’s obligations to the Company hereunder, including, without limitation, the obligations pursuant to Section 5. Notwithstanding the foregoing, the Executive may (A) serve on corporate, civic, educational, philanthropic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments and consult non-competitive businesses so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities hereunder.

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2.	Compensation and Other Benefits. As compensation for the services to be rendered hereunder, during the Term the Company shall pay to the Executive the salary and bonuses, and shall provide the benefits, as set forth in this Section 2.

(a)	Base Salary. The Company shall pay to the Executive an annual base salary of $180,000 payable as $15,000 on a monthly basis commencing as set forth below (the “Base Salary”). The Base Salary is the responsibility of the Company from the closing date and may be subject to annual increases (but not decreases), as determined in the discretion of Board. The Base Salary shall begin once the Company has acquired both Hong Kong Ascenda International Co., Limited, a company limited by shares incorporated under the laws of Hong Kong (“Company HK”), and Hong Kong Ascenda International Co., Limited, a company limited by shares incorporated under the laws of Independent State of Samoa (“Company Samoa”, and collectively with Company HK, the “Ascenda Companies”) and if the Ascenda Companies’ global sourcing cash flow supports the Base Salary and normal operating expenses, the Base Salary may start on the Effective Date of this Agreement. In the event the cash flow from the Ascenda Companies does not support the Base Salary and normal operations upon the initial date of this Agreement, the Base Salary owed will be covered after the Company has raised appropriate working capital to support the Base Salary and normal operations. It is expected that appropriate working capital to support the Base Salary and normal operations will be raised within 90 days of acquiring the Ascenda Companies. Initially the Base Salary shall be paid on a 1099 to Donald Ruan as a consulting fee on the 10th of each month.

(b)	Bonus. The Executive shall be eligible for an annual bonus payment in an amount to be determined by the Board and Executive (the “Bonus”). The Bonus shall be determined and payable based on the achievement of certain performance objectives of the Company as established by the Board and communicated to the Executive in writing as soon as practicable after commencement of the year in respect of which the Bonus is paid.

(c)	Equity Grant. On each anniversary of the Effective Date, the Executive shall be granted 500,000 shares of Common Stock of the Company that will vest as follows: 50% shall vest on the date granted and the remaining 50% shall vest on the anniversary of the date of the grant. The amount of the grant may be increased by the Board as part of the performance Bonus.

(d)	Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with such reasonable procedures as the Company may adopt generally from time to time.

(e)	Vacation. The Executive shall be entitled to 4 weeks of vacation annually, holiday and sick leave at levels no less than commensurate with those provided to any other senior executives of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not-worked policies.

(f)	Retirement and Welfare Benefits. The Executive shall be entitled to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, and medical programs, if any, pursuant to their respective terms and conditions, on a basis no less than commensurate with those provided to any other senior executives of the Company. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date, provided that any such amendment or termination shall be effective as to the Executive only if it is equally applicable to every other senior executive officer of the Company.

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3.	Termination.

(a)	Definition of Cause. For purposes hereof, “Cause” shall mean:

(i)	a material violation of any material written rule or policy of the Company, a copy of which has been provided to Executive, (A) for which violation any employee may be terminated pursuant to the written policies of the Company reasonably applicable to an executive employee, and (B) which the Executive fails to correct within 10 days after the Executive receives written notice from the Board of such violation;

(ii)	misconduct by the Executive to the material and demonstrable detriment of the Company;

(iii)	the Executive’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony;

(iv)	the Executive’s continued and ongoing gross negligence in the performance of Executive’s duties and responsibilities to the Company as described in this Agreement; or

(v)	the Executive’s material failure to perform Executive’s duties and responsibilities to the Company as described in this Agreement (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such failure subsequent to the Executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company), in either case after written notice from the Board to the Executive of the specific nature of such material failure and the Executive’s failure to cure such material failure within ten (10) days following receipt of such notice.

(b)	Definition of Good Reason. For purposes hereof, “Good Reason” shall mean:

(i)	A significant diminution by the Company of the Executive’s role with the Company or a significant detrimental change in the nature and/or scope of the Executive’s status with the Company (including a diminution in title);

(ii)	a reduction in Base Salary or target or maximum Bonus, other than as part of an across-the-board reduction in salaries of management personnel (including all vice presidents and positions above) of less than 20%; or

(iii)	any other material breach by the Company of any of the terms and conditions of this Agreement which the Company fails to correct within 10 days after the Company receives written notice from Executive of such violation.

(c)	Termination by the Company. The Company may terminate the Term and Executive’s employment hereunder at any time, with or without Cause, subject to the terms and conditions herein.

(i)	For Cause. In the event that the Company terminates the Term or Executive’s employment hereunder with Cause, then in such event, the Company shall pay to Executive any unpaid Base Salary and benefits then owed or accrued, and any unreimbursed expenses incurred by the Executive pursuant to Section 2(d) in each case through the termination date, and each of which shall be paid within 10 days following the termination date; (ii) any unvested portion of any Stock Grants shall immediately be forfeited as of the termination date without any further action of the Parties; and (iii) all of the Parties’ rights and obligations hereunder shall thereafter cease, other than such rights or obligations which arose prior to the termination date or in connection with such termination, and subject to Section 13.

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(ii)	Without Cause. In the event that the Company terminates the Term of Executive’s employment hereunder without Cause, then in such event, a pro rata portion of Grants based on a prorate vesting period of 12 months, to the extent not already vested, shall be deemed automatically vested, based on the number of full months from the Effective Date to the date of termination.

(d)	Termination by the Executive. The Executive may terminate the Term or resign from Executive’s employment hereunder at any time, with or without Good Reason.

(i)	With Good Reason. In the event that Executive terminates the Term or resigns from Executive’s employment hereunder with Good Reason, the Company shall pay to Executive the amounts, and Executive shall be entitled to such benefits (including without limitation any vesting of unvested shares under any Grant), that would have been payable to Executive or which Executive would have received had the Term and Executive’s employment been terminated by the Company without Cause pursuant to Section 3(c)(ii).

(ii)	Without Good Reason. In the event that Executive terminates the Term or resigns from Executive’s employment hereunder without Good Reason, the Company shall pay to Executive the amounts, and Executive shall be entitled, subject to Section3(e), to such benefits (including without limitation any vesting of unvested shares under any Grant), that would have been payable to Executive or which Executive would have received had the Term and Executive’s employment been terminated by the Company with Cause pursuant to Section 3(c)(i).

(e)	Termination by Death or Disability. In the event of the Executive’s death or total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) during the Term, the Term and Executive’s employment shall terminate on the date of death or total disability. In thee vent of such termination, the Company’s obligations hereunder to the Executive (or the Executive’s estate) shall be for unpaid Base Salary, accrued but unpaid Bonus and benefits ,a pro-rata Bonus for the year of termination based on the Executive’s target Bonus for such year and the portion of such year in which the Executive was employed, and reimbursement of expenses pursuant to Section 2(d) through the effective date of termination, each of which shall be paid within 10 days following the date of the Executive’s termination, and any unvested portion of any Stock Grants shall immediately be forfeited as of the termination date without any further action of the Parties.

4.	Post-Termination Assistance. Upon the Executive’s termination of employment with the Company, the Executive agrees to fully cooperate in all matters relating to the winding up or pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following any termination of the Executives’ employment. The Executive further agrees that Executive will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation ,litigation, or other dispute in which the Company is or may become a party and as to which the Executive has knowledge; provided, however, that (i) the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses, and (ii) any such assistance may not unreasonably interfere with Executive’s then current employment.

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5.	Restrictive Covenants.

(a)	Inconsideration of the obligations of the Company hereunder, the Executive agrees that Executive shall not:

(i)	during the Term and for a period of two years after a termination of the Executive’s employment with the Company for any reason, directly or indirectly solicit or hire or encourage the solicitation or hiring of any person who was an employee of the Company at any time on or after the date of such termination (unless more than six months shall have elapsed between the last day of such person’s employment by the Company and the first date of such solicitation or hiring);

(ii)	during or after the Term, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any other action which disparages the Company or its officers, directors, businesses or reputations; or

(iii)	during or after the Term, without the written consent of the Board, disclose to any person other than as required by law or court order, any confidential information obtained by the Executive while in the employ of the Company, provided, however, that confidential information shall not include any information known generally to the public(other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company, or information disclosed by the Company by any member of the Board or any other officer thereof to a third party without restrictions on the disclosure of such information.

(b)	Executive agrees that the geographic scope of the above restrictions shall extend to the geographic area in which Company actively conducted business immediately prior to termination of this Agreement or expiration of the Term.

(c)	For the purpose of Section 5 and Section 7 only, the term “Company” shall mean the Company and its subsidiaries. Notwithstanding the above, nothing in this Agreement shall preclude the Executive from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

(d)	Executive admits and agrees that Executive’s breach of the provisions of this Section 5 would result in irreparable harm to the Company. Accordingly, in the event of Executive’s breach or threatened breach of such restrictions, Executive agrees that the Company shall be entitled to an injunction restraining such breach or threatened breach without the necessity of posting a bond or other security. Further, in the event of Executive’s breach, the duration of the restrictions contained in this Section 5 shall be extended for the entire time that the breach existed so that the Company is provided with the benefit of the full time period provided herein.

(e)	In addition to injunctive relief, the Company shall be entitled to any other remedy available in law or equity by reason of Executive’s breach or threatened breach of the restrictions contained in this Section 5.

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(f)	If the Company or Executive retains an attorney to enforce or attest the provisions of this Section 5, the successful Party in such proceeding shall be entitled to receive its attorneys’ fees and costs so incurred both prior to filing a lawsuit, during the lawsuit and on appeal, from the unsuccessful Party in such proceeding.

(g)	It is the intent and understanding of each Party hereto that if, in any action before any arbitration panel, court or agency legally empowered to enforce this Agreement, any term, restriction, covenant or promise in this Section 5 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such arbitration panel, court or agency.

6.	Return of Documents. Upon termination of Executive’s employment, the Executive agrees to return all documents belonging to the Company in Executive’s possession including, but not limited to, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, books, notes and all copies thereof, whether in written, electronic or other form; provided that the Executive may retain copies of Executive’s rolodex and contacts. In addition, the Executive shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company are in Executive’s possession, remain under Executive’s control, or have been transferred to any third person.

7.	Intellectual Property Rights.

(a)	Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any invention, whether or not patentable, know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or any copyrightable or patentable works. Executive agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by Executive in the course of any work performed for Company (“Company Work Product”). Executive agrees (a) to use Executive’s best efforts to maintain such Company Work Product in trust and strict confidence; (b) not to use Company Work Product in any manner or for any purpose not expressly set forth in this Agreement; and (c) not to disclose any such Company Work Product to any third party without first obtaining Company’s express written consent on a case-by-case basis.

(b)	Ownership of Company Work Product. Executive agrees that any and all Company Work Product conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be deemed “work for hire” under applicable law and shall be the sole and exclusive property of Company.

(c)	Assignment of Company Work Product. Executive irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Except as set forth below, Executive retains no rights to use the Company Work Product and agrees not to challenge the validity of Company’s ownership in the Company Work Product. Executive hereby grants to Company a perpetual, non-exclusive, fully paid-up, royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicenses, to reproduce, make derivative works of, publicly perform, and display in any form or medium whether now known or later developed, distribute, make ,use and sell any and all Executive owned or controlled Work Product or Technology that Executive uses to complete the services and which is necessary for Company to use or exploit the Company Work Product.

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(d)	Assistance. Executive agrees to cooperate with Company or its designee(s), both during and after the Term, in the procurement and maintenance of Company’s rights in Company Work Product and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement. Executive will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. Executive’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Executive at a reasonable rate to be mutually agreed upon after such termination for the time actually spent by Executive at Company’s request on such assistance.

(e)	Execution of Documents. In the event Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document requested by Company pursuant to this Section 7(e) within seven (7) days of the Company’s initial request to Executive, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest ,to act for and on its behalf solely to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 7 with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assignable hereunder to Company.

(f)	Executive Representations and Warranties. Executive hereby represents and warrants that: (i) Company Work Product will be an original work of Executive or all applicable third parties will have executed assignments of rights reasonably acceptable to Company; (ii) neither the Company Work Product nor any element thereof will infringe the intellectual property rights of any third party; (iii) neither the Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (iv) Executive will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to any third party; (v)Executive has full right and power to enter into and perform Executive’s obligations under this Agreement without the consent of any third party;(vi) Executive will use best efforts to prevent injury to any person (including employees of Company) or damage to property (including Company’s property) during the Term; and (vii) should Company permit Executive to use any of Company’s equipment, tools, or facilities during the Term, such permission shall be gratuitous and Executive shall be responsible for any injury to any person (including death) or damage to property (including Company’s property) arising out of use of such equipment, tools or facilities.

8.	Confidentiality

(a)	Definition. For purposes of this Agreement, “Confidential Information” shall mean all Company Work Product and all non-public written, electronic, and oral information or materials of Company communicated to or otherwise obtained by Executive in connection with this Agreement, which is related to the products, business and activities of Company, its Affiliates (as defined below), and subsidiaries, and their respective customers, clients, suppliers, and other entities with which such party does business, including: (i) all costing, pricing, technology, software, documentation, research, techniques, procedures, processes, discoveries, inventions, methodologies, data, tools, templates, know how, intellectual Property and all other proprietary information of Company;(ii)the terms of this Agreement; and (iii) any other information identified as confidential in writing by Company. Confidential Information shall not include information that: (a) was lawfully known by Executive without an obligation of confidentiality before its receipt from Company; (b) is independently developed by Executive without reliance on or use of Confidential Information; (c) is or becomes publicly available without a breach by Executive of this Agreement; or(d)is disclosed to Executive by a third party which is not required to maintain its confidentiality. An “Affiliate” of a Party shall mean any entity directly or indirectly controlling, controlled by, or under common control with, such Party at any time during the Term for so long as such control exists.

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(b)	Company Ownership. Company shall retain all right, title, and interest to the Confidential Information, including all copies thereof and all rights to patents, copyrights, trademarks, trade secrets and other intellectual property rights inherent therein and appurtenant thereto. Subject to the terms and conditions of this Agreement, Company hereby grants Executive a non-exclusive, non-transferable, license during the Term to use any Confidential Information solely to the extent that such Confidential Information is necessary for the performance of Executive’s duties hereunder. Executive shall not, by virtue of this Agreement or otherwise, acquire any proprietary rights whatsoever in Confidential Information, which shall be the sole and exclusive property and confidential information of Company. No identifying marks, copyright or proprietary right notices may be deleted from any copy of Confidential Information. Nothing contained herein shall be construed to limit the rights of Company from performing similar services for, or delivering the same or similar deliverable to, third parties using the Confidential Information and/or using the same personnel to provide any such services or deliverables.

(c)	Confidentiality Obligations. Executive agrees to hold the Confidential Information in confidence and not to copy, reproduce, sell, assign, license, market, transfer, give or otherwise disclose such Confidential Information to any person or entity or to use the Confidential Information for any purposes whatsoever, without the express written permission of Company, other than disclosure to Executive’s, partners, principals, directors, officers, employees, subcontractors and agents on a “need-to-know” basis as reasonably required for the performance of Executive’s obligations hereunder or as otherwise agreed to herein. Executive shall be responsible to Company for any violation of this Section 8 by Executive’s employees, subcontractors, and agents. Executive shall maintain the Confidential Information with the same degree of care, but no less than a reasonable degree of care, as Executive employs concerning its own information of like kind and character.

(d)	Required Disclosure. If Executive is requested to disclose any of the Confidential Information as part of an administrative or judicial proceeding, Executive shall, to the extent permitted by applicable law, promptly notify Company of that request and cooperate with Company, at Company’s expense, in seeking a protective order or similar confidential treatment for the Confidential Information. If no protective order or other confidential treatment is obtained, Executive shall disclose only that portion of Confidential Information which his legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information which is required to be disclosed.

(e)	Enforcement. Executive acknowledges that the Confidential Information is unique and valuable, and that remedies at law will be inadequate to protect Company from any actual or threatened breach of this Section 8 by Executive and that any such breach would cause irreparable and continuing injury to Company. Therefore, Executive agrees that Company shall be entitled to seek equitable relief with respect to the enforcement of this Section 8 without any requirement to post a bond, including, without limitation, injunction and specific performance, without proof of actual damages or exhausting other remedies, in addition to all other remedies available to Company at law or in equity. For greater clarity, in the event of a breach or threatened breach by Executive of any of the provisions of this Section 8 in addition to and not in limitation of any other rights, remedies or damages available at law or inequity, Company shall be entitled to a permanent injunction or other like remedy in order to prevent or restrain any such breach or threatened breach by Executive, and Executive agrees that an interim injunction may be granted against Executive immediately on the commencement of any action, claim, suit or proceeding by Company to enforce the provisions of this Section 8 If any action at law or inequity is necessary to enforce the terms of this Section 8 if it is determined to be at fault, shall pay Company’s reasonable legal fees and expenses on a substantial indemnity basis.

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(f)	Related Duties. Executive shall: (i) promptly deliver to Company upon Company’s request all materials in Executive’s possession which contain Confidential Information; (ii) use its best efforts to prevent any unauthorized use or disclosure of the Confidential Information; (iii) notify Company in writing immediately upon discovery of any such unauthorized use or disclosure; and (iv) cooperate in every reasonable way to regain possession of any Confidential Information and to prevent further unauthorized use and disclosure thereof.

(g)	Legal Exceptions. Further notwithstanding the foregoing provisions of this Section 8 Executive may disclose confidential information as may be expressly required by law, governmental rule, regulation, executive order, court order, or in connection with a dispute between the Parties; provided that prior to making any such disclosure, Executive shall use its best efforts to: (i) provide Company with at least fifteen (15) days’ prior written notice setting forth with specificity the reason(s) for such disclosure, supporting documentation therefor, and the circumstances giving rise thereto; and (ii) limit the scope and duration of such disclosure to the strictest possible extent.

(h)	Limitation. Except as specifically set forth herein, no licenses or rights under any patent, copyright, trademark, or trade secret are granted by Company to Executive hereunder, or are to be implied by this Agreement. Except for the restrictions on use and disclosure of Confidential Information imposed in this Agreement, no obligation of any kind is assumed or implied against either Party or their Affiliates by virtue of meetings or conversations between the Parties hereto with respect to the subject matter stated above or with respect to the exchange of Confidential Information. Each party further acknowledges that this Agreement and any meetings and communications of the Parties and their affiliates relating to the same subject matter shall not: (i) constitute an offer, request, invitation or contract with the other Party to engage in any research ,development to other work;(ii)constitute an offer, request, invitation or contract involving a buyer-seller relationship, joint venture, teaming or partnership relationship between the Parties and their affiliates; or (iii) constitute a representation, warranty, assurance, guarantee or inducement with respect to the accuracy or completeness of any Confidential Information or the non-infringement of the rights of third persons.

9.	Effect of Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

10.	Assignment. This Agreement may not be assigned by either Party without the express prior written consent of the other Party hereto, except that the Company (i) may assign this Agreement to any Subsidiary or affiliate of the Company, provided that no such assignment shall relieve the Company of its obligations hereunder without the written consent of the Executive, and (ii) will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any success or to its business and/or assets as afore said which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties.

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11.	No Third Party Rights. Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the Parties hereto.

12.	Entire Agreement; Effectiveness of Agreement. This Agreement sets forth the entire agreement of the Parties hereto and shall supersede any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company. Notwithstanding the foregoing, this Agreement shall not supersede or replace any agreement entered into between the Company and the Executive with respect to any plan or benefit described in Section 2(f)

13.	Survival. The provisions of Section 4, Section 5, Section 6, Section 7, Section 8, this Section 13, Section 15, Section 16 and Section 17 shall survive any termination or expiration of this Agreement.

14.	Severability. If any one or more of the provisions, or portions of any provision, of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

15.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO RULES GOVERNING CONFLICTS OF LAW.

16.	Arbitration. Other than as set forth in Section 7, any controversy, claim or dispute arising out of or relating to this Agreement or the Executive’s employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in a mutually agreed upon location pursuant to then prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be conducted by three arbitrators, with one arbitrator selected by each Party and the third arbitrator selected by the two arbitrators so selected by the Parties. The arbitrators shall be bound to follow the applicable Agreement provisions in adjudicating the dispute. It is agreed by both Parties that the arbitrators’ decision is final, and that no Party may take any action, judicial or administrative, to overturn such decision. The judgment rendered by the arbitrators may be entered in the Selected Courts. Each Party will pay its own expenses of arbitration and the expenses of the arbitrators will be equally shared provided that, if in the opinion of the arbitrators any claim, defense, or argument raised in the arbitration was unreasonable, the arbitrators may assess all or part of the expenses of the other Party (including reasonable attorneys’ fees) and of the arbitrators as the arbitrators deem appropriate. The arbitrators may not award either Party punitive or consequential damages.

17.	Indemnification. The Company is in the process of obtaining insurance coverage for directors and officers. During the Term, when obtained by the Company, the Executive shall be entitled to indemnification and insurance coverage for directors’ and officers’ liability, fiduciary liability and other liabilities arising out of the Executive’s position with the Company in any capacity, in an amount not less than the highest amount available to any other senior level executive or member of the Board and to the full extent provided by the Company’s certificate of incorporation or by-laws, and such coverage and protections, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to termination of employment, shall continue for at least six years following the end of the Term. Any indemnification agreement entered into between the Company and the Executive shall continue in full force and effect in accordance with its terms following the termination of this Agreement.

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18.	Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, or by registered or certified mail, return receipt requested, postage prepaid, or by email with return receipt requested and received or nationally recognized overnight courier service, addressed asset for the below or to such other address as either Party shall have furnished to the other in writing in accordance herewith. All notices, requests, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail, and (iii) on receipt of confirmed delivery, if sent by email.

If to the Company:

Life Clips, Inc.

Attn: Huey Long

Harbour Centre 18851 NE 29thAve.

Suite 700

Aventura, FL 33180

Email: Hlong@lifeclips.com

If to Executive:

Donald Ruan

Email: donald.ruan@ascendaintl.com

19.	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

20.	Rule of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the Party preparing the contract, is waived by the Parties hereto. Each Party acknowledges that such Party was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or such Party had the opportunity to retain counsel to participate in the preparation of this Agreement but elected not to do so.

21.	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any party to this Agreement which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Life Clips, Inc.

By:	/s/ Huey Long
Name:	Huey Long
Title:	Chief Executive Officer

Donald Su Yo Ruan

By:	/s/ Donald Su Yo Ruan
Name:	Donald Su Yo Ruan

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